SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2006

Assured Pharmacy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-33165	98-0233878
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17935 Sky Park Circle Suite F , Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 949-222-9971

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 15, 2006, Robert DelVecchio resigned as our Chief Financial Officer. On December 15, 2006, the board of directors appointed Haresh Sheth to fill this vacancy and act as our Chief Financial Officer. Mr. Sheth resigned his position as Chief Operating Officer in order to accept the appointment as our Chief Financial Officer. There was no known disagreement with Messrs. DelVecchio or Sheth on any matter relating to our operations, policies or practices.

Mr. Sheth was initially appointed as a member of our board of directors in September 2005. From May 2006 to December 2006, Mr. Sheth acted as our Chief Operating Officer. Mr. Sheth is a graduate of West Virginia University where he earned an engineering degree. Since 1991, Mr. Sheth has also acted as President of Janus Finance Corporation, an asset based finance company. Mr. Sheth joined Mosaic Capital Advisors LLC in 2004 as their group financial officer.

There are no family relationships between Mr. Sheth and any of our directors or executive officers. Set forth below is a description of all of our transactions or proposed transactions over the last two years that Mr. Sheth had any material direct or indirect interest in.

In May 2006, we entered into an employment agreement with Mr. Sheth in connection with his service as Chief Operating Officer and this employment agreement is also applicable to his service as Chief Financial Officer. Pursuant to the terms of the employment agreement, Mr. Sheth receives a base salary of $150,000 and received options to purchase 1,133,334 shares of common stock exercisable for a period of ten years from the date of issuance at the exercise price of $0.60 per share.

Mosaic is a wholly-owned subsidiary of Mosaic Capital Advisors LLC. Mr. Haresh Sheth who is a member of our board of directors acts as group financial officer to Mosaic Capital Advisors LLC.

On February 23, 2005, we entered into an accounts receivable servicing agreement and line of credit agreement with Mosaic Financial Services, LLC (“Mosaic”). The monthly interest rate under this agreement is equal to one and one quarter percent of the maximum amount of the credit line. This agreement allows us to secure financing for inventory purchases over an extended period of time. Under the terms of the line of credit agreement, the maximum amount that can be drawn to purchase inventory increased on July 1, 2005 from $500,000 to $700,000. This agreement was for a term of one year with a provision to automatically renew for another one year period unless either party provides notice to the other of termination within 180 days prior to the end of the effective term.

Mosaic provided notice to us of its intent to exercise its right under the line of credit agreement to convert the $700,000 previously advanced into shares of our common stock. On October 24, 2005, our board of directors authorized the issuance of 2,500,000 shares of our restricted common stock to Mosaic in accordance with the conversion right provided in the line of credit agreement. The price per share for the issued shares was $0.28 and the market price on October 24, 2005 was $0.39 per share. The issuance of these shares to Mosaic satisfied our obligations in full under the accounts receivable servicing agreement and line of credit agreement.

On October 31, 2005, we entered into another line of credit agreement (“LOC”) with Mosaic enabling us to draw a maximum of $1,000,000 to purchase inventory. This LOC has a one time commitment fee equal to three percent of the initial amount of the LOC which has a monthly interest rate of 1.5% of the then LOC limit. These accrued finance charges will be deducted prior to any advances. Under the terms of the LOC, Mosaic has a right to convert all or a portion of the outstanding advances into shares of our common stock where the conversion price is based on the weighted average closing bid price for our common stock on the OTCBB (or such other equivalent market on which our common stock is quoted) as for the seven trading days immediately preceding the date the conversion right is exercised. The conversion price shall not be less than $0.40 or more than $0.80. Our management anticipates that this LOC will adequately finance inventory purchases for our existing pharmacies over the next twelve months.  This LOC is secured by substantially all of our assets.

Mr. Sheth acts as President to Janus Financial Services, Inc. (“Janus”). During the quarterly period ended September 30, 2005, we entered into a consulting agreement with Janus. Pursuant to the terms of the consulting agreement, we agreed to pay Janus a monthly consulting fee in the amount of $10,000 for a period of two years. Under the terms of the consulting agreement, we also issued Janus options to purchase 1,700,000 shares of our common stock exercisable at $0.60 per share. These options become fully vested over three years (566,667 options fully vest on September 29, 2005; 566,667 become fully vested on September 29, 2006; and 566,666 become fully vested on September 29, 2007) and are exercisable until September 29, 2017. On April 30, 2006, the parties by agreement terminated this consulting agreement and all stock options not vested were terminated.

Section 8 - Other Events

Item 8.01 Other Events

We issued warrants to purchase 3,695,875 shares of our restricted common stock at the exercise price of $0.60 per share as part of an exempt offering that was completed on June 17, 2004. On June 15, 2006, our board of directors extended the termination date of these 3,695,875 warrants from June 17, 2006 to December 31, 2006. On December 15, 2006, our board of directors further extended the termination date of these 3,695,875 warrants from December 31, 2006 to June 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assured Pharmacy, Inc.

/s/ Robert DelVecchio
Robert DelVecchio
Chief Executive Officer

Date: December 21, 2006